Contact: Anne-Marie Megela
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

         GEVITY REPORTS CONTINUING STRONG PROFITABLE GROWTH;
RAISES FULL YEAR GUIDANCE

•	Second quarter results include increases in:
—	Operating income of over 127%
—	Net income of 111%
—	Earnings per common share of 80%
•	Second client portfolio integration successfully completed
•	Earnings per common share guidance raised for full year 2004 to at least $1.05 including the $0.05 dilutive impact from the recently completed secondary offering

BRADENTON, FL, July 22, 2004 — Gevity (NASDAQ: GVHR) announced today earnings per common share of $0.27 for the second quarter ended June 30, 2004 on 27.8 million fully diluted common shares, compared to $0.15 for the second quarter of 2003 on 23.5 million fully diluted common shares.

Financial Highlights

Second quarter results include the full effect of the company’s assimilation of the client portfolio of Epix Holdings Corporation (Epix).

For the second quarter of 2004, revenues increased 54.8% to $158.1 million compared to $102.1 million for the second quarter of 2003. Cost of services increased 51.3% to $112.4 million from $74.3 million in the second quarter of 2003. Gross profit increased 63.9% to $45.7 million from $27.9 million for the same period in 2003. Operating expenses, excluding depreciation and amortization, increased 42.8% to $30.1 million for the second quarter of 2004 compared to $21.1 million in the second quarter of 2003. Operating income increased by 127.7% to $11.3 million from $5.0 million. As a result, net income increased to $7.6 million in the second quarter of 2004 from $3.6 million in the second quarter of 2003, or 111.0%.

For the first half of 2004, revenues increased 38.6% to $284.0 million compared to $204.9 million for the same period in 2003. Cost of services increased 33.0% to $202.5 million from $152.3 million resulting in a gross profit increase of 54.8% to $81.5 million from $52.6 million. Year-to-date operating expenses, excluding depreciation and amortization, increased 34.5% to $54.5 million from $40.5 million in 2003. Operating income increased by 142.3% to $20.5 million from $8.5 million in the same period. As a result, 2004 net income through the second quarter increased to $14.0 million compared to $6.2 million in 2003, or 125.1%.

Key Performance Highlights

In addition to reporting increasing revenues, operating income and earnings per share, the company also generated an increase in client employee profitability.

For the second quarter of 2004, including the full effect of the Epix portfolio, annualized average wages per paid employee increased by 7.6% from $32,493 to $34,969. Annualized professional service fees per paid employee increased by 5.8% to $1,117 in the second quarter of 2004 from $1,056 in the second quarter of 2003. Annualized gross profit per paid employee increased to $1,414 from $1,299 year over year, or 8.9%. Annualized operating expenses per paid employee, excluding depreciation and amortization, for the second quarter of 2004 totaled $933, which is a decrease of 5.1% from $983 in 2003. Annualized operating income per paid employee increased by 51.3% from $232 in the second quarter of 2003 to $351 in the second quarter of 2004.

For the first half of 2004, annualized wages per paid employee increased by 7.5% from $31,519 to $33,888. Annualized professional service fees per paid employee increased by 8.0% to $1,121 from $1,038. Annualized gross profit per paid employee increased to $1,417 from $1,212, or 16.9%. Annualized operating expense per paid employee through the second quarter, excluding depreciation and amortization, totaled $949, which is an increase of 1.6% from $934 for the same period in 2003. Annualized operating income per paid employee through the second quarter increased by 83.1% from $195 in 2003 to $357 in 2004.

Annualized statistical information is based upon actual second quarter and first half amounts, which have been annualized and then divided by the average number of client employees paid by month.

Other Quarter Highlights

o	The client portfolio of Epix, which was acquired on March 26, 2004, was successfully assimilated into Gevity’s system.

o	Annualized organic growth was 8.5% as measured by client employees on Gevity’s system, excluding those added through the TeamStaff and Epix transactions.

o	The company launched an Oracle® benefits administration solution for its employees and clients. The Oracle Advanced Benefits system establishes a new level of flexibility and efficiency in employee benefits outsourcing. The new solution is designed to enhance client employee satisfaction and retention.

o	The company announced the expansion of its service offerings by providing a broader range of innovative health plan offerings and optional employment practices liability coverage.

o	Gevity’s secondary offering of common stock closed on May 19, 2004. In the offering, 1,750,000 shares were sold by the company, resulting in net proceeds to Gevity of approximately $35 million. Of the net proceeds to the company, $20 million were used to repay indebtedness incurred to partially fund Gevity’s acquisition of the client portfolio of Epix. In connection with the offering, the holders of the company’s Series A preferred stock converted all remaining shares into common stock.

Full Year Earnings Per Share Guidance Raised

Based on results from the first half of 2004 and on anticipated performance for the remainder of the year, the company said it is raising its full year 2004 earnings guidance to at least $1.05 per fully diluted common share, inclusive of the $0.05 per share dilutive impact of the recently completed secondary offering. This guidance is based on estimated fully diluted common shares outstanding of 28.0 million. The company’s previous earnings guidance was a range of $1.05 to $1.10 per fully diluted common share, excluding the $0.05 per share dilutive impact of the secondary offering.

Erik Vonk, Gevity’s Chairman and Chief Executive Officer commented, “The difference in Gevity today, compared to just 12 months ago is impressive on many different levels, largely due to the extraordinary efforts of our highly dedicated and talented employees. Our growing paid client employee base is up 50% from a year ago with annualized client retention levels exceeding 85%. We continue to strengthen our powerful end-to-end solution with a sharp focus on client needs that makes our service increasingly compelling. We also have further strengthened our capital base and increased our free cash, which greatly enhances our ability to pursue our growth agenda. Additionally, we have broadened and diversified our shareholder base with a limited dilutive effect and remain dedicated to full transparency, an active investor relations program, and a balanced stakeholder orientation.”

Mr.     Vonk continued, “As impressive as these results are, we view this as only the beginning. Our goals are to continue to take advantage of opportunities that exist in the market, advance the knowledge of the impact of HR on small to medium-sized businesses, and most importantly, to make a positive difference in the performance of small and medium-sized businesses, all while earning handsome rewards for our stakeholders.”

Gevity will discuss second quarter 2004 results and additional outlook during a live conference call and web cast today at 10:30 a.m. Eastern Time. To participate in the call, dial 877-817-7170 and ask for the Gevity conference call. Allow five to ten minutes before 10:30 a.m. Eastern time to secure the line. To listen to the call via the Web, log on at http://www.firstcallevents.com/service/ajwz407810298gf12.html. Allow five to ten minutes before 10:30 a.m. Eastern time to register. (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 KBPS connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.) If you are unable to listen to the live call, audio will be archived on the Gevity web site. To access the replay, click on www.gevityhr.com. Approximately one week after the call, a transcript of this conference call will also be available on the company’s web site.

About Gevity

Gevity is a leading provider of comprehensive human capital management solutions to small and medium-sized businesses in the United States. We have developed a fully integrated human capital management solution that allows us to effectively become the insourced human resource department for our clients and creates value for our clients by helping them to find, develop and retain talent, manage human resource related paperwork, and protect their business from employment-related risks. We provide employee recruitment and development assistance, payroll and benefits administration, workers’ compensation insurance, health, welfare and retirement plans, and employment-related regulatory guidance. We deliver our solutions through a combination of highly skilled human resource consultants and our scalable, Web-enabled technology platform.

A copy of this press release can be found on the company’s Web site at www.gevityhr.com.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Gevity HR, Inc. (“Gevity” or the “Company”) is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” and “projection”) are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company’s Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

GEVITY HR , INC.
SELECTED BALANCE SHEET ITEMS
(in thousands)

	As of June 30, 2004 (unaudited)	As of December 31, 2003 (audited)

Unrestricted cash and cash
equivalents, certificates of
deposit, & marketable securities	$54,540	$44,682
Restricted cash and cash
equivalents, certificates of
deposit, & marketable securities	$110,838	$107,326
Accounts receivable from unbilled
revenues	$125,968	$95,225
Accounts receivable (billed, net of
allowance for doubtful accounts)	$3,946	$5,604
Workers’ compensation receivable,
net – Short-term	$11,734	$11,734
Workers’ compensation receivable,
net – Long-term	$42,153	$12,621
Property and equipment, net	$11,363	$12,253
Total assets	$432,403	$321,564
Accrued workers& compensation
insurance premium– Short-term	$11,355	$11,838
Accrued workers’ compensation
insurance premium – Long-term	$59,280	$59,280
Debt	$-	$-
Total liabilities	$288,656	$228,630
Series A Convertible, Redeemable
Preferred Stock (net of discounts
of $0 and $29,446, respectively)	$-	$554
Shareholders’ equity	$143,747	$92,380

GEVITY HR , INC.
Consolidated Statements of Operations - Net Reporting
(in thousands, except per share data, unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Revenues	$158,067	$102,142	$283,979	$204,912
Cost of services	112,398	74,281	202,520	152,273

Gross profit	45,669	27,861	81,459	52,639

Operating expenses:
Salaries, wages and commissions	18,881	12,989	35,159	25,517
Other general and administrative	11,228	8,104	19,356	15,030
Depreciation and amortization	4,230	1,792	6,410	3,616

Total operating expenses	34,339	22,885	60,925	44,163

Operating income	11,330	4,976	20,534	8,476
Interest income, net	157	415	443	815
Other non-operating (expense) income, net	(98)	7	(88)	(12)

Income before income taxes	11,389	5,398	20,889	9,279
Income tax provision	3,758	1,781	6,893	3,062

Net income	7,631	3,617	13,996	6,217

Non-cash charges attributable to beneficial conversion
feature and accretion of redemption value of
convertible, redeemable preferred stock
	29,352	17	29,446	17

Preferred stock dividend	113	276	434	276

Net(loss)income attributable to common shareholders	$(21,834)	$3,324	$(15,884)	$5,924

Net(loss) income per common share

- Basic	$(0.95)	$0.16	$(0.75)	$0.29

- Diluted	$0.27	$0.15	$0.51	$0.27

Weighted average common shares outstanding
- Basic	22,961	20,267	21,140	20,545
- Diluted	27,755	23,524	27,264	22,803

GEVITY HR, INC.
STATISTICAL DATA

(unaudited)

	2nd Quarter 2004	2nd Quarter 2003	Percentage Change

Client employees at period end	137,742	88,888	55.0%
Clients at period end (1)	10,135	6,646	52.5%
Average number of client employees/clients at
period end	13.59	13.37	1.6%
Average number of client employees paid by
month (2)	129,145	85,786	50.5%
Number of workers' compensation claims	1,675	1,484	12.9%
Frequency of workers' compensation claims per
one million dollars of workers' compensation
wages (3)	1.58 x	2.17 x	-27.2%
Workers' compensation manual premium per one
hundred dollars of workers' compensation
wages (3), (6)	$3.57	$4.63	-22.9%
Workers' compensation billing per one hundred
dollars of workers' compensation wages (3)	$2.96	$3.81	-22.3%
Workers' compensation cost per one hundred
dollars of workers' compensation wages (3)	$2.15	$3.07	-30.0%
Client employee health benefits plan
participation	37%	39%	-5.1%
Annualized average wage per average client
employees paid by month (4)	$34,969	$32,493	7.6%
Annualized professional service fees per
average number of client employees paid by
month (4), (5)	$1,117	$1,056	5.8%
Annualized total gross profit per average
number of client employees paid by month (4)	$1,414	$1,299	8.9%
Annualized operating expense excluding
depreciation and amortization per average
number of client employees paid by month (4)	$933	$983	-5.1%
Annualized operating income per average
number of client employees paid by month (4)	$351	$232	51.3%
(1)	Client accounts as measured by separate payroll cycles.

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers’ compensation wages excludes the wages of clients electing out of the Company’s workers’ compensation program.

(4)	Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(5)	The annualized professional service fees are based upon information from the following table:

	2nd Quarter 2004	2nd Quarter 2003

Professional service fees	$36,065	$22,638
Employee health and welfare benefits	84,934	51,609
Workers' compensation	31,386	26,034
State unemployment taxes and other	5,682	1,861
Total revenues	$158,067	$102,142

(6)     Manual premium rate data is derived from tables of AIG in effect for 2004 and 2003, respectively.

GEVITY HR, INC.
STATISTICAL DATA
(unaudited)

	First Six Months 2004	First Six Months 2003	Percentage Change

Client employees at period end	137,742	88,888	55.0%
Clients at period end (1)	10,135	6,646	52.5%
Average number of client employees/clients at
period end	13.59	13.37	1.6%
Average number of client employees paid by month (2)	114,946	86,866
			32.3%
Number of workers' compensation claims	3,040	2,815	8.0%

Frequency of workers' compensation claims per one
million dollars of workers' compensation wages (3)	1.66 x	2.09 x	-20.6%

Workers' compensation manual premium per one
hundred dollars of workers' compensation wages (3),(6)	$3.68	$4.42
			-16.7%

Workers' compensation billing per one hundred
dollars of workers' compensation wages (3)	$3.10	$3.64	-14.8%

Workers' compensation cost per one hundred
dollars of workers' compensation wages (3)	$2.23	$3.19	-30.1%

Client employee health benefits plan participation	37%	39%	-5.1%

Annualized average wage per average client
employees paid by month (4)	$33,888	$31,519	7.5%
Annualized professional service fees per average
number of client employees paid by month (4), (5)	$1,121	$1,038	8.0%

Annualized total gross profit per average number
of client employees paid by month (4)	$1,417	$1,212	16.9%

Annualized operating expense excluding
depreciation and amortization per average number
of client employees paid by month (4)	$949	$934	1.6%

Annualized operating income per average number of
client employees paid by month (4)	$357	$195	83.1%

(1)	Client accounts as measured by separate payroll cycles.

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers' compensation wages excludes the wages of clients electing out of the Company's workers' compensation program.

(4)	Annualized statistical information is based upon actual year-to-date amounts which have been annualized (divided by 6 and multiplied by 12) and then divided by the average number of client employees paid by month.

(5)	The annualized professional service fees are based upon information from the following table:

	First Six Months 2004	First Six Months 2003

Revenues:
Professional service fees	$64,452	$45,079
Employee health and welfare benefits	150,303	104,078
Workers' compensation	56,739	49,175
State unemployment taxes and other	12,485	6,580

Total revenues	$283,979	$204,912

(6)	Manual premium rate data is derived from tables of AIG in effect for 2004 and 2003, respectively.